The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.





                             Subject to Completion
            Preliminary Pricing Supplement dated November 12, 2002


[LOGO]                                                     Rule 424(b)(3)
                                                           File No.:  333-72912

                PRICING SUPPLEMENT NO. 13 DATED NOVEMBER , 2002
             (To Prospectus Supplement dated November 27, 2001 and
                      Prospectus dated November 21, 2001)

                       FLEETBOSTON FINANCIAL CORPORATION
          SENIOR MEDIUM-TERM NOTES, SERIES T (The "Senior Notes") and
      SUBORDINATED MEDIUM-TERM NOTES, SERIES U (The "Subordinated Notes")
                    DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                                FIXED RATE NOTE


           Series T (Senior)   [ X ]                         Series U (Subordinated) [  ]
   Principal Amount:              $            CUSIP Number:

   Price to Public:                         %  Original Issue Discount (OID) Note:                  [  ]Yes    [ X ]No
                                               ----------------------------------
                                               Total Amount of OID:
   Price to Issuer (as % of
   Principal):                              %
                                                 Yield to Maturity:
   Net Proceeds to Issuer:        $              Initial Accrual Period OID:

   Trade Date:                                 IF OTHER THAN USD:
                                               -----------------
                                                 Specified Currency:
   Issue Date:                                   Authorized Denominations:
                                                 Option to Receive Payments in Specified Currency:  [   ]Yes   [ X ]No
   Maturity Date:                                Place of Payment:

   Interest Rate:                 % per annum

   Interest Rate Calculation      30/360
   Method:

   Interest Payment Dates:        Semiannually on           and           and commencing        .
                                  If any interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next business day (without any interest or other payment in respect of such delay).

   Regular Record Dates:          The close of business on the 15th day preceding the particular interest payment date.

   Placement Agent(s):            Banc of America Securities LLC, J.P. Morgan Securities Inc. and Fleet Securities, Inc.

                                  Placement Agents' Capacity:  [   ] as Principal    [ X ] as Agent

   Delivery:                      DTC

   Redemption:                    [   ]  The Notes cannot be redeemed prior to maturity.
                                  [ X ]  The Notes can be redeemed prior to maturity.
                                         Initial Redemption Date:  See "Additional Terms" below.
                                         Initial Redemption Percentage:  See "Additional Terms" below.
                                         Annual Redemption Percentage Reduction:  See "Additional Terms" below.

   Optional Repayment:            [ X ]  The Notes cannot be repaid prior to maturity.
                                  [   ]  The Notes can be repaid prior to maturity, at the option of the holder(s) of the Notes.
                                         Holder's Optional Repayment Date(s):


   Ratings:                       Moody's:  A1
                                  S&P: A

   Form:                          Book-entry only through DTC.




Additional Terms:

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering these Notes ultimately to purchasers of pass-through certificates (the "pass-through certificates") of the Core Investment Grade Bond Trust I (the "trust"). We have been advised by Banc of America Securities LLC, J.P. Morgan Securities Inc. and Fleet Securities, Inc. (the "Agents") that they are placement agents of the pass-through certificates and are statutory underwriters (within the meaning of the Securities Act of 1933, as amended) of the pass-through certificates and the Notes. Fleet Securities, Inc. is our wholly-owned subsidiary. The pass-through certificates are being offered by the trust through the Agents and are separate securities from the Notes being offered hereby.

We have authorized the Agents to deliver a copy of this pricing supplement and the attached prospectus supplement and prospectus relating to the Notes offered hereby to purchasers of the trust's pass-through certificates. This pricing supplement and the attached prospectus supplement and prospectus relate only to us and the Notes and do not relate to the trust or the trust's pass-through certificates. You should only rely on this pricing supplement and the attached prospectus supplement and prospectus for a description of us and the Notes.

We have not been involved in the creation of the trust or the preparation of the registration statement, the related prospectus or any other document relating to the offering and sale of the trust's pass-through certificates nor have we participated in the offering and sale of the pass-through certificates. We also have not participated in the preparation of any prospectus, prospectus supplement or any other document related to the securities of any other issuer that may be deposited into the trust, nor have we participated in the offering and sale of any such securities. We are not partners, joint venturers or otherwise affiliated with the trust or any of the other issuers whose securities may be deposited in the trust nor do we own any interest in the trust. Accordingly, we are not making any representation or assuming any responsibility for or any liability or obligations with respect to the trust, the pass-through certificates, the securities of any other issuer that may be deposited into the trust or the registration statements and prospectuses relating to the pass-through certificates or any such other securities. Our responsibilities, liabilities and obligations are limited solely to the information contained, or specifically incorporated by reference, in this pricing supplement and the attached prospectus supplement and prospectus and to our obligations under the Notes and the indenture under which the Notes are being issued.

We have the right to redeem the Notes, in whole or in part at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day
year consisting of twelve 30-day months) at the Treasury Rate plus     basis
points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

"Comparable Treasury Price" means, with respect to any redemption date for Notes, the Reference Treasury Dealer Quotation for such redemption date.

"Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City appointed by us.

"Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

 "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.